Exhibit 23.1

                       Consent of Independent Accountants


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of:

     - our report dated February 6, 1998, except for Note 13, which is as of February 20, 1998, appearing on page 25 of Express Scripts, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997; and

     - our report dated April 30, 1998, on our audits of the combined financial statements of Value Health Pharmacy Benefit Management as of December 31, 1996, and for the years ended December 31, 1996 , and 1995, appearing on page 24 of Express Scripts, Inc.'s Form 8-K/A Amendment No. 1, dated June 12, 1998.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

St. Louis, Missouri
December 23, 1998